Registration Statement No. 333-180300-03
Filed Under the Securities Act of 1933, Rule 424(b)(2)
Product Supplement No. EQUITY INDICES LIRN-1
(To Prospectus dated March 23, 2012
and Prospectus Supplement dated March 23, 2012)
July 26, 2012

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Indices
•      LIRNs are unsecured senior notes issued by Credit Suisse AG, acting through its Nassau Branch.  LIRNs do not guarantee the return of your principal, and you could lose some or all of your investment.  Payment of any amount due on the LIRNs, including the Redemption Amount (as defined below) at maturity is subject to our credit risk.  We will not pay interest on LIRNs.
•      This product supplement describes the general terms of LIRNs and the general manner in which they may be offered and sold.  For each offering of LIRNs, we will provide you with a pricing supplement (which we may refer to as a “term sheet”) that will describe the specific terms of that offering.  The term sheet will identify any additions or changes to the terms specified in this product supplement.
•      The term sheet will also identify the underlying “Market Measure,” which will be an index of equity securities or a “Basket” of equity indices.
•      At maturity, you will receive a cash payment per unit (the “Redemption Amount”) based upon the direction of and percentage change in the value of the applicable Market Measure from the Starting Value to the Ending Value (each as defined below), calculated as described in this product supplement.  If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs,” in which case the Redemption Amount will not exceed a specified cap (the “Capped Value”).  Except where otherwise specifically provided in this product supplement, all references in this product supplement to “LIRNs” will be deemed to include a reference to Capped LIRNs.
•      Unless the applicable term sheet provides otherwise:
•      If the Ending Value is greater than the Starting Value, then you will receive at maturity a Redemption Amount per LIRN equal to the Original Offering Price plus the product of (i) the Original Offering Price, (ii) the Participation Rate (as defined below), and (iii) the percentage increase of the Market Measure from the Starting Value to the Ending Value, provided that in the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value.
•      If the Ending Value is equal to or less than the Starting Value but is equal to or greater than a value that reflects a specified percentage of the Starting Value (the “Threshold Value”), then you will receive at maturity a Redemption Amount per LIRN equal to the Original Offering Price.
•      If the Ending Value is less than the Threshold Value, then you will receive at maturity a Redemption Amount per LIRN equal to the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Market Measure in excess of the Threshold Value.
•      LIRNs will be issued in denominations of whole units.  Each unit will have an “Original Offering Price” as set forth in the applicable term sheet.  We may set the Threshold Value, the Participation Rate and/or the Capped Value, if applicable, on the pricing date of the LIRNs, which will be the date the LIRNs are priced for initial sale to the public.  The term sheet may also set forth a minimum number of units that you must purchase.
•      If provided for in the applicable term sheet, we may apply to have your LIRNs listed on a securities exchange or quotation system.
•      Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.
•      Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and one or more of its affiliates may act as our agents to offer LIRNs.

LIRNs are unsecured and are not savings accounts, deposits, or other obligations of a bank.  LIRNs are not insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency of the United States, Switzerland, or any other jurisdiction and involve investment risks.  Potential purchasers of LIRNs should consider the information in “Risk Factors” beginning on page S-8.  You may lose some or all of your investment in LIRNs.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus.  Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

_______________

“Leveraged Index Return Notes®” and LIRNs® are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this product supplement or in any term sheet prepared by or on behalf of us or to which we have referred you.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This document may only be used where it is legal to sell these securities.  The information in this document may only be accurate on the date of this document.

The LIRNs described in any term sheet and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisors.  You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the LIRNs.

Credit Suisse AG (“Credit Suisse”), a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group AG.  In this product supplement, the prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse AG and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

SUMMARY

This product supplement relates only to LIRNs and does not relate to any security that comprises the Market Measure described in any term sheet.  This summary includes questions and answers that highlight selected information from the prospectus, prospectus supplement, and this product supplement to help you understand LIRNs.  You should read carefully the entire prospectus, prospectus supplement, and product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs.  In particular, you should review carefully the section in this product supplement entitled “Risk Factors,” which highlights a number of risks of an investment in LIRNs, to determine whether an investment in LIRNs is appropriate for you.  If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents.  However, if information in any term sheet is inconsistent with this product supplement, that term sheet will supersede this product supplement.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

Investing in the LIRNs is not equivalent to investing directly in any Market Measure.  You should understand the risks of investing in the LIRNs and should reach an investment decision only after careful consideration, with your advisors, with respect to the LIRNs in light of your particular financial and other circumstances and the information set forth in the relevant term sheet, this product supplement and the accompanying prospectus supplement and prospectus.

In this product supplement, when we refer to the “LIRNs,” we mean the LIRNs described in this product supplement.  Also, references to the “prospectus” mean our prospectus, dated March 23, 2012, as supplemented by our prospectus supplement, dated March 23, 2012.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and prospectus, as well as the applicable term sheet.  You should rely only on the information contained in those documents.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor any agent is making an offer to sell LIRNs in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this product supplement, the prospectus supplement, and prospectus, together with the term sheet, is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “Credit Suisse,” “we,” “us,” “our,” or similar references are to Credit Suisse AG, acting through its Nassau Branch.

What are LIRNs?

LIRNs are senior debt securities issued by Credit Suisse, are not insured by the FDIC or any other governmental agency of the United States, Switzerland, or any other jurisdiction and are not secured by collateral or guaranteed by any third party.  LIRNs will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and any payments due on LIRNs, including any repayment of principal, will be subject to our credit risk.  Each issue of LIRNs will mature on the date set forth in the applicable term sheet.  We cannot redeem LIRNs at any earlier date.  We will not make any payments on LIRNs until maturity.

LIRNs do not guarantee the return of your principal, and you could lose some or all of your investment.

LIRNs are designed for investors who are seeking exposure to a specific Market Measure and who anticipate that the value of the Market Measure will increase over the term of LIRNs.  The applicable term sheet may provide that your LIRNs are Capped LIRNs, which are subject to a Capped Value.  Capped LIRNs are designed for investors who anticipate that such increase will be moderate and who are willing to accept a return that will not exceed the return represented by the Capped Value.  Investors in LIRNs must be willing to forgo interest payments on their investment, such as fixed or floating interest rates paid on conventional non-callable debt securities, and bear the risk of loss of all or substantially all of their investment.

Are LIRNs equity or debt securities?

LIRNs are our senior debt securities and are not secured by collateral.  However, LIRNs will differ from traditional debt securities in that their return is linked to the performance of the underlying Market Measure, and that they may not have a minimum payment at maturity.  In addition, you will not receive interest payments.  At maturity, instead of receiving the Original Offering Price of your LIRNs, you may receive an amount that is greater than or less than the Original Offering Price, depending upon the performance of the Market Measure over the term of the LIRNs.  We describe below how this amount at maturity is determined.  Any payment to be made on the LIRNs depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party.  In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your LIRNs.

Is it possible for you to lose some or all of your investment in LIRNs?

Yes.  You will receive at maturity a Redemption Amount that is less than the Original Offering Price of your LIRNs if the Ending Value is less than the Threshold Value.  The Redemption Amount you will receive at maturity per LIRN will be equal to the Original Offering Price minus the product of (i) the Original Offering Price and (ii) the percentage decrease of the Market Measure in excess of the Threshold Value.  In no event will the Redemption Amount be less than zero.

Any payment to be made on the LIRNs, including payment of any amount due at maturity, depends on our ability to satisfy our obligations as they come due and is not guaranteed by any third party.  In the event that we were to default on our obligations, you may not receive any amounts owed to you under the terms of your LIRNs.

What is the Market Measure?

The Market Measure will consist of one or more of the following:

•	U.S. broad-based equity indices;

•	U.S. sector or style-based equity indices;

•	non-U.S. or global equity indices; or

•	any combination of any of the above.

The Market Measure may consist of a group, or “Basket,” of the foregoing.  We refer to each component included in any Basket as a “Basket Component.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.

The applicable term sheet will set forth information as to the specific Market Measure, including information as to the historical levels of the Market Measure.  However, historical levels of the Market Measure are not indicative of the future performance of the Market Measure or the performance of your LIRNs.

How is the Redemption Amount calculated?

At maturity, subject to our credit risk as issuer of LIRNs, and unless the applicable term sheet provides otherwise, you will receive the Redemption Amount per unit of LIRNs that you hold, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If provided for in the applicable term sheet, your LIRNs may be Capped LIRNs, in which case, the Redemption Amount will not exceed a “Capped Value” determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The “Threshold Value” is a value of the Market Measure that reflects a specified percentage of the Starting Value, and will be less than or equal to 100%.  The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet.  The Redemption Amount per LIRN will be less than the Original Offering Price if the Ending Value is less than the Threshold Value.  As a result, if the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The “Participation Rate” represents the extent to which the upside performance of the LIRNs is affected by the upside performance of the Market Measure.  The Participation Rate may be equal to or greater than 100%.  The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet.  If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

How will the Starting Value and the Ending Value be determined?

Unless otherwise specified in the applicable term sheet, the “Starting Value” will equal the closing level of the Market Measure on the pricing date, as determined by the calculation agent.

If the Market Measure consists of a Basket, the “Starting Value” will be equal to 100.  We will assign each Basket Component a weighting (the “Initial Component Weight”) so that each Basket Component represents a percentage of the Starting Value on the pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.  See “Description of LIRNs—Basket Market Measures.”

Unless otherwise specified in the applicable term sheet, the “Ending Value” will be the average of the closing levels of the Market Measure on each of a certain number of calculation days during the Maturity Valuation Period (each as defined below).

In the event that a Market Disruption Event occurs and is continuing on a calculation day, or if certain other events occur, the calculation agent will determine the Ending Value as set forth in the section “Description of LIRNs—The Starting Value and the Ending Value.”

A “calculation day” means any Market Measure Business Day (as defined below) during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the New York Stock Exchange (the “NYSE”) and The NASDAQ Stock Market (“NASDAQ”), or their successors, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

Is the return on LIRNs limited in any way?

If your LIRNs are Capped LIRNs, the applicable term sheet will specify a Capped Value.  Each Capped LIRN will pay a Redemption Amount at maturity that will not exceed the Capped Value, and your investment return, if any, will be limited to the return represented by the Capped Value.

For example, if the Participation Rate is 200% for Capped LIRNs, you will only receive the full benefit of two times the upside potential of the applicable Market Measure if the value of the Market Measure increases, but does not increase by more than 50% (one-half) of the return represented by the Capped Value.

Each term sheet will set forth examples of hypothetical Ending Values and Threshold Values, and the impact of the Participation Rate and the Capped Value.

Who will determine the Redemption Amount?

The calculation agent will make all the determinations associated with the LIRNs, such as determining the Starting Value, the Ending Value, and the Redemption Amount.  We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for the LIRNs.  Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for the LIRNs.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  See the section entitled “Description of LIRNs—Role of the Calculation Agent.”

Will you have an ownership interest in the securities that are represented by the Market Measure?

No. An investment in LIRNs does not entitle you to any ownership interest, including any voting rights, dividends paid, or other distributions, in the securities of any of the companies included in a Market Measure.  LIRNs will be payable only in U.S. dollars.

Who are the agents for LIRNs?

MLPF&S and one or more of its affiliates will act as our agents in connection with each offering of LIRNs and will receive a commission or an underwriting discount based on the number of units of LIRNs sold.  None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase LIRNs.  You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

Will LIRNs be listed on an exchange?

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

Can the maturity date be postponed if a Market Disruption Event occurs?

No. See the section entitled “Description of LIRNs—Market Disruption Events.”

Does ERISA impose any limitations on purchases of LIRNs?

Yes.  An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities, or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of LIRNs unless that plan or entity has determined that its purchase, holding, or disposition of LIRNs will not constitute a non exempt prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing LIRNs will be deemed to be representing that it has made that determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by that plan or entity.  See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes.  An investment in LIRNs is subject to risk.  LIRNs do not guarantee the return of your principal, and you could lose some or all of your investment in LIRNs.  Please refer to the section entitled “Risk Factors” beginning on the following page of this product supplement.  If the applicable term sheet sets forth any additional risk factors, you should read those carefully before purchasing any LIRNs.

RISK FACTORS

Your investment in LIRNs entails significant risks, many of which differ from those of a conventional debt security.  Your decision to purchase LIRNs should be made only after carefully considering the risks of an investment in LIRNs, including those discussed below, with your advisors in light of your particular circumstances.  LIRNs are not an appropriate investment for you if you are not knowledgeable about significant elements of LIRNs or financial matters in general.

General Risks Relating to LIRNs

Your investment may result in a loss; there is no guaranteed return of principal.  LIRNs do not guarantee the return of your principal.  In addition, LIRNs do not pay interest.  There is no fixed repayment amount of principal on LIRNs at maturity.  If the Ending Value is less than the Threshold Value, then the Redemption Amount will be an amount in cash that reflects the percentage decrease of the Market Measure in excess of the Threshold Value, and it will be less than the Original Offering Price of your LIRNs.  As a result, depending on the performance of the Market Measure, you may lose all or a substantial portion of your investment.  You should carefully review the applicable term sheet to determine the extent to which your principal is at risk, and whether an investment in LIRNs is appropriate in light of the amount of your investment that you are prepared to place at risk.

Payments on LIRNs are subject to our credit risk, and changes in market perceptions of our credit risk are expected to affect the value of LIRNs.  LIRNs are our senior unsecured debt securities.  As a result, your receipt of the Redemption Amount at maturity is dependent upon our ability to repay our obligations on the maturity date.  This will be the case even if the value of the Market Measure increases after the pricing date.  No assurance can be given as to what our financial condition will be on the maturity date.  If we default upon our financial obligations, you may not receive the amounts owed to you under the terms of the LIRNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations.  Consequently, our perceived creditworthiness, and actual or anticipated decreases in our credit ratings prior to the maturity date may adversely affect the value of LIRNs.  However, because your return on LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the applicable Market Measure, an improvement in the market perception of our credit risk will not reduce the other investment risks related to LIRNs.

Your yield may be less than the yield on a conventional debt security of comparable maturity.  There will be no periodic interest payments on LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  Any yield that you receive on LIRNs, which could be negative, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date.  As a result, your investment in LIRNs may not reflect the full opportunity cost to you when you consider factors that affect the time value of money.

Your return on Capped LIRNs, if any, may be limited to the return represented by the Capped Value.  Any positive return on LIRNs is based on the increase in the Market Measure.  Where the applicable term sheet provides that your LIRNs are Capped LIRNs, you will not receive a Redemption Amount that is greater than the Capped Value.  In other words, your opportunity to participate in possible increases in the value of the Market Measure through an investment in the Capped LIRNs will be limited to the return represented by the Capped Value set forth in the applicable term sheet.

Your investment return may be less than a comparable investment directly in the Market Measure, or the components included in the Market Measure.  The applicable term sheet may provide that your LIRNs are Capped LIRNs, in which case, the appreciation potential of Capped LIRNs is limited to the return represented by the applicable Capped Value.  In contrast, a direct investment in the Market Measure or the components of the Market Measure could allow you to receive the full benefit of any appreciation in the value of the Market Measure or those components.

Your return on LIRNs, if any, will not reflect the return you would realize if you actually owned the securities underlying the Market Measure and received the dividends paid or distributions made on them because, unless otherwise set forth in the applicable term sheet, the Ending Value will be calculated without taking into consideration the value of dividends paid or distributions made on those underlying components, or any other rights with respect to the components of the Market Measure.

In addition, in certain instances, the Market Measure may consist of or include one or more equity indices that are traded in a non-U.S. currency, such as the euro or the Japanese yen.  In such instances, if the value of that currency increases against the U.S. dollar during the term of your LIRNs, you may not obtain the benefit of that increase, which you would have received if you had owned the securities included in the applicable index or indices.

You must rely on your own evaluation of the merits of an investment linked to the applicable Market Measure.  In the ordinary course of their businesses, we, the agents, and our respective affiliates may have expressed views on expected movements in a Market Measure or the components of a Market Measure, and may do so in the future.  These views or reports may be communicated to our clients and clients of these entities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in markets relating to a Market Measure may at any time have significantly different views from our views and the views of these entities.  For these reasons, you are encouraged to derive information concerning a Market Measure or its components from multiple sources, and you should not rely on our views or the views expressed by these entities.

The historical performance of the applicable Market Measure should not be taken as an indication of its future performance during the term of the LIRNs.  Past performance of a Market Measure or the components of a Market Measure is not necessarily indicative of how it will perform in the future.  Additionally, a Market Measure may be discontinued and replaced with a successor market measure (as defined below).  It is impossible to predict whether the value of the Market Measure will rise or fall.  The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that can affect the markets in which the Market Measure or the components of the Market Measure are traded and the value of the Market Measure itself.

We have included in the terms of the LIRNs the costs of developing, hedging, and distributing them, and the price, if any, at which you may sell the LIRNs in any secondary market transaction will likely be lower than the public offering price due to, among other things, the inclusion of these costs.  In determining the economic terms of LIRNs, and consequently the potential return on LIRNs to you, a number of factors are taken into account.  Among these factors are certain costs associated with developing, hedging, and offering LIRNs.  In addition to the underwriting discount, the applicable public offering price may include a hedging-related charge reflecting an estimated profit to be credited to MLPF&S from the hedging-related transactions associated with the LIRNs. MLPF&S has advised us that in entering into the hedging arrangements for the LIRNs, they seek bids from market participants, which may include one of our affiliates.  All costs related to the LIRNs, including the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the LIRNs to you.

Assuming there is no change in the value of the applicable Market Measure and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your LIRNs in a secondary market transaction is expected to be lower than the public offering price due to, among other things, the inclusion of these costs and the costs of unwinding any related hedge. The quoted price of MLPF&S or any other purchaser for LIRNs could be higher or lower than the applicable public offering price.

We cannot assure you that a trading market for your LIRNs will ever develop or be maintained.  Unless otherwise set forth in the applicable term sheet, we will not list LIRNs on any securities exchange.  Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for the entire term of LIRNs.  We cannot predict how LIRNs will trade in any secondary market, or whether that market will be liquid or illiquid.  You should be aware that the listing of LIRNs on any securities exchange will not necessarily ensure that a trading market will develop for LIRNs, and if a trading market does develop, that there will be liquidity in the trading market.

The development of a trading market for LIRNs will depend on our financial performance and other factors, including changes in the value of the Market Measure.  The number of potential buyers of your LIRNs in any secondary market may be limited.  We anticipate that one or more of the agents will act as a market-maker for LIRNs that it offers, but none of them is required to do so.  Any such agent may discontinue its market-making activities as to any issue of LIRNs at any time.  To the extent that an agent engages in any market-making activities, it may bid for or offer any issue of LIRNs.  Any price at which an agent may bid for, offer, purchase, or sell any LIRNs may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs.  These bids, offers, or completed transactions may affect the prices, if any, at which those LIRNs might otherwise trade in the market.

In addition, if at any time the applicable agent were to cease acting as a market-maker as to any issue of LIRNs, it is likely that there would be significantly less liquidity in a secondary market.  In such a case, the price at which those LIRNs could be sold likely would be lower than if an active market existed.

The Redemption Amount will not reflect changes in the value of the Market Measure.  Changes in the value of the Market Measure during the term of LIRNs before the applicable Maturity Valuation Period will not be reflected in the Redemption Amount.  The calculation agent will calculate the Redemption Amount by comparing only the Starting Value to the Ending Value or the Threshold Value, as applicable.  No other values of the Market Measure will be taken into account.  As a result, you may receive a Redemption Amount that is less than the Original Offering Price of your LIRNs, even if the value of the Market Measure has increased at certain times during their term before decreasing to a value below the Threshold Value during the Maturity Valuation Period.

If the Market Measure to which your LIRNs are linked is a Basket, changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components.  The Market Measure of your LIRNs may consist of a Basket.  In such a case, a change in the values of one or more of the Basket Components may not correlate with changes in the values of one or more of the other Basket Components.  The values of one or more Basket Components may increase, while the values of one or more of the other Basket Components may not increase as much, or may even decrease.

Therefore, in calculating the Market Measure as of any time, increases in the value of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Components.  If the weightings of the applicable Basket Components are not equal, changes in the values of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your LIRNs.

The respective publishers of the Market Measures may adjust such Market Measures or any components of a Market Measure in a way that affects their values, and the respective Market Measure publishers have no obligation to consider your interests.  The publishers of each Market Measure (each, a “Market Measure Publisher”) can add, delete, or substitute the components included in a Market Measure or make other methodological changes that could change the value of such Market Measure.  You should realize that the change of companies included in a Market Measure may materially affect that Market Measure.  Additionally, a Market Measure Publisher may alter, discontinue, or suspend calculation or dissemination of its Market Measure.  Any of these actions could adversely affect the value of your LIRNs.  See “Description of LIRNs—Discontinuance of a Market Measure.” The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure.

Exchange rate movements may impact the value of LIRNs.  LIRNs will be denominated in U.S. dollars.  If the value of any Market Measure component is traded in a currency other than U.S. dollars and, for purposes of the Market Measure, is converted into U.S. dollars or another currency, then the Redemption Amount may depend in part on the relevant exchange rates.  If the value of the U.S. dollar increases against the currencies of the Market Measure or its components, the value of the Market Measure or its components may be adversely affected and the Redemption Amount may be reduced.  Unless otherwise stated in the applicable term sheet, the Redemption Amount will not be adjusted as a result of changes in the applicable exchange rates between those currencies and the U.S. dollar.  Exchange rate movements may be particularly impacted by existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments, and the extent of governmental surpluses or deficits in the countries relevant to the Market Measure and its components and the United States.  All of these factors are in turn sensitive to the monetary, fiscal, and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

If you attempt to sell LIRNs prior to maturity, their value, if any, will be affected by various factors that interrelate in complex ways, and their value may be less than their Original Offering Price.  Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your LIRNs redeemed prior to maturity.  If you wish to liquidate your investment in LIRNs prior to maturity, your only option would be to sell them.  At that time, there may be an illiquid market for your LIRNs or no market at all.  Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their value, some of which, but not all, are stated below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of another factor.  The following paragraphs describe the expected impact on the value of LIRNs from a change in a specific factor, assuming all other conditions remain constant.

•
Value of the Market Measure.  Because the Redemption Amount is tied to the Ending Value, determined by reference to the values of the Market Measure during the Maturity Valuation Period, we anticipate that the value of LIRNs at any time generally will depend to a significant extent on the value of the Market Measure.  The value of the Market Measure will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, the markets on which the securities included in the Market Measure are traded, and the market segments of which these securities are a part.  Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the Ending Value is determined.  If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above the applicable Starting Value, then you may receive less than the Original Offering Price of your LIRNs.  In general, the value of LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases.  However, as the value of the Market Measure increases or decreases, the value of LIRNs is not expected to increase or decrease at the same rate.  In addition, if your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the applicable Capped Value, and we do not expect that the Capped LIRNs will trade in any secondary market above that Capped Value.

•
Volatility of the Market Measure.  Volatility is the term used to describe the size and frequency of market fluctuations.  The volatility of the Market Measure during the term of your LIRNs may vary.  In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of your LIRNs.  Increases or decreases in the volatility of the Market Measure may have an adverse impact on the value of LIRNs.

•
Economic and Other Conditions Generally.  The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect the applicable securities markets generally, may affect the value of the Market Measure and the value of the LIRNs.  If the Market Measure includes one or more indices that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non-U.S. markets (a “non-U.S. Market Measure”), the value of your LIRNs may also be affected by similar events in those markets.

•
Interest Rates.  We expect that changes in interest rates will affect the value of LIRNs.  In general, if U.S. interest rates increase, we expect that the value of LIRNs will decrease, and conversely, if U.S. interest rates decrease, we expect that the value of LIRNs will increase.  In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes may be on the value of the LIRNs.  The level of prevailing interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure.  If the Market Measure is, or if any components of any Market Measure are, traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the value of the related Market Measure or component, and, thus, the value of the LIRNs may be adversely affected.

•
Dividend Yields.  In general, if dividend yields on the securities included in the Market Measure increase, we anticipate that the value of LIRNs will decrease; conversely, if those dividend yields decrease, we anticipate that the value of your LIRNs will increase.

•
Exchange Rate Movements and Volatility.  Foreign currency exchange rates represent the number of units of one currency (an “underlying currency”) for which one unit of another currency can be exchanged (a “base currency”).  An exchange rate increases when the value of an underlying currency decreases relative to the applicable base currency, and decreases when the value of the underlying currency increases relative to that base currency.  If the Market Measure of your LIRNs includes any non-

U.S. Market Measure, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency or currencies could have a negative impact on the value of your LIRNs, and the Redemption Amount may depend in part on the relevant exchange rates.

•
Our Financial Condition and Creditworthiness.  Our actual and perceived creditworthiness may adversely affect the market value of LIRNs.  In general, we expect the longer the amount of time that remains until maturity, the more significant the impact will be on the value of the LIRNs.  Because your return on the LIRNs depends upon factors in addition to Credit Suisse’s ability to pay its obligations, such as the value of the applicable Market Measure, an improvement in Credit Suisse’s credit ratings will not reduce the other investment risk related to the LIRNs.

•
Time to Maturity.  There may be a disparity between the market value of the LIRNs prior to maturity and their value at maturity.  This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure prior to the maturity date.  As the time to maturity decreases, this disparity may decrease, such that the value of the LIRNs will approach the expected Redemption Amount to be paid at maturity.

Our purchases and sales, and those of the agents, may affect your return.  We, the agents, and our respective affiliates may from time to time buy or sell the Market Measures, the components of Market Measures, or futures or options contracts on Market Measures or components of the Market Measures for our own or their own accounts for business reasons.  We, the agents, and/or our respective affiliates also expect to enter into these transactions in connection with hedging our or their obligations under LIRNs.  These transactions could affect the value of these components and, in turn, the value of a Market Measure in a manner that could be adverse to your investment in LIRNs.  Any purchases or sales by us, the agents, and our respective affiliates or others on our or their behalf on or before the applicable pricing date may temporarily increase or decrease the value of a Market Measure or components of a Market Measure.  Consequently, the values of such Market Measure or components of such Market Measure may change subsequent to the pricing date of an issue of LIRNs, affecting the value of the Market Measure and therefore the value of LIRNs.

Our trading and hedging activities, and those of the agents, may create conflicts of interest with you.  We, the agents, and our respective affiliates may engage in trading activities related to the Market Measure and the securities represented by the Market Measure that are not for your account or conducted on your behalf.  We, the agents, and our respective affiliates from time to time may buy or sell the securities represented by the Market Measure or related futures or options contracts for our own or their own accounts, for business reasons, or in connection with hedging our obligations under LIRNs.  We, the agents, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon the applicable Market Measure.  These trading and underwriting activities could affect the Market Measure in a manner that would be adverse to your investment in LIRNs.

We, the agents, and/or our respective affiliates expect to enter into arrangements to hedge the market risks associated with our or their obligation to pay the Redemption Amount due on the maturity date.  We, the agents, and our respective affiliates may seek competitive terms in entering into the hedging arrangements for LIRNs, but are not required to do so.  We, the agents, and our respective affiliates may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates.  Such a party may enter into additional hedging transactions with other parties relating to the LIRNs and the applicable Market Measure.  This hedging activity is expected to result in a profit to the parties with whom we engage in the hedging activity, which could be more or less than initially expected, but which could also result in a loss.

These hedging transactions may be entered into on or prior to each pricing date, in order to hedge some or all of our anticipated obligations under LIRNs.  These activities could increase the value of the Market Measure on the applicable pricing date.

In addition, from time to time during the term of each issue of LIRNs and in connection with the determination of the Ending Value, we, the agents, and our respective affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions.  We, the agents, and our respective affiliates also may enter into hedging transactions relating to other notes or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of LIRNs.  We, the agents, and our respective affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of LIRNs increases or decreases.  However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading and hedging activities may present a conflict of interest between your interest in LIRNs and the interests we, the agents, and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management.  These trading activities, if they influence the Market Measure or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of LIRNs.

Our hedging activities, and those of the agents, may affect your return on LIRNs and their value.  We, the agents, and our respective affiliates may engage in hedging activities that may affect the value of the Market Measure.  Accordingly, these hedging activities may increase or decrease the value of your LIRNs prior to maturity, including during the Maturity Valuation Period and the applicable Redemption Amount.  In addition, we, the agents, and our respective affiliates may purchase or otherwise acquire a long or short position in LIRNs.  We, the agents, and our respective affiliates may hold or resell LIRNs.  For example, the agents may enter into these transactions in connection with any market making activities in which they engage.  Although we have no reason to believe that any of those activities will have a material impact on the value of the Market Measure, we cannot assure you that these activities will not affect the value of the Market Measure and the value of your LIRNs prior to maturity or the Redemption Amount.

There may be potential conflicts of interest involving the calculation agent.  We may appoint and remove the calculation agent.  We may be the calculation agent or act as joint calculation agent for LIRNs and, as such, will determine the Starting Value, the Ending Value and the Redemption Amount.  Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our responsibilities as calculation agent.  These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, or in connection with judgments that the calculation agent would be required to make if the publication of an index is discontinued.  See the sections entitled “Description of LIRNs—Market Disruption Events,” “—Adjustments to a Market Measure,” and “—Discontinuance of a Market Measure.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment.  However, because we may serve as the calculation agent, potential conflicts of interest could arise.

In addition, we may appoint MLPF&S or one of its affiliates to act as the calculation agent or as joint calculation agent for LIRNs.  As the calculation agent or joint calculation agent, MLPF&S or one of its affiliates will have discretion in making various determinations that affect your LIRNs.  The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return on LIRNs and their value.”

The U.S. federal income tax consequences of LIRNs are uncertain, and may be adverse to a holder of LIRNs.  No statutory, judicial, or administrative authority directly addresses the characterization of LIRNs or securities similar to LIRNs for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in LIRNs are not certain.  Under the terms of LIRNs, you will have agreed with us to treat LIRNs as a prepaid forward contract, with respect to the Market Measure, as described under “Material U.S. Federal Income Tax Consequences—Characterization of LIRNs.” If the U.S. Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for LIRNs, the timing and character of income, gain or loss with respect to LIRNs may differ.  No ruling will be requested from the IRS with respect to LIRNs and no assurance can be given that the IRS will agree with the statements made in the section entitled “Material U.S. Federal Income Tax Consequences.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING ALL ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN LIRNS.

Risks Relating to the Market Measures

You will have no rights as a securityholder, you will have no rights to receive any of the securities represented by the Market Measure, and you will not be entitled to dividends or other distributions by the issuers of these securities.  LIRNs are our debt securities.  They are not equity instruments, shares of stock, or securities of any other issuer.  Investing in LIRNs will not make you a holder of any of the securities represented by the Market Measure.  You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities.  As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them.  This is because the calculation agent will calculate the Redemption Amount by reference to the Ending Value and the Threshold Value.  Additionally, the values of certain equity indices reflect only the prices of the securities included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.  Your LIRNs will be paid in cash and you have no right to receive delivery of any of these securities.

If the Market Measure to which your LIRNs are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets.  The value of Market Measures that include securities traded on foreign exchanges is computed by reference to the sales prices of those securities as reported by the exchange on which the securities are listed or admitted to trade.  In this case, the return on your LIRNs will be affected by factors affecting the value of securities in the relevant non-U.S. markets.  The relevant foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC.  Additionally, accounting, auditing, and financial reporting standards and requirements in foreign countries differ from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, and social factors in those regions.  In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets.  Moreover, the relevant foreign economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

Unless otherwise set forth in the applicable term sheet, we and the agents do not control any company included in any Market Measure or Market Measure component and are not responsible for any disclosure made by any other company.  We, the agents, or our respective affiliates currently, or in the future, may engage in business with companies represented by a Market Measure, and we, the agents, or our respective affiliates may from time to time own shares of companies included in a Market Measure.  However, none of us, the agents, or any of our respective affiliates have the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our respective affiliates are represented by that Market Measure or Market Measure component.  In addition, unless otherwise set forth in the applicable term sheet, none of us, the agents, or any of our respective affiliates are responsible for the calculation of any index represented by a Market Measure.  You should make your own investigation into the Market Measure and the companies represented by the applicable constituent securities.

Unless otherwise set forth in the applicable term sheet, none of the Market Measure Publishers, their affiliates, nor any company included in the Market Measure or its components will be involved in any offering of LIRNs or will have any obligation of any sort with respect to LIRNs.  As a result, none of those companies will have any obligation to take your interests as holders of LIRNs into consideration for any reason, including taking any corporate actions that might affect the value of the securities represented by the Market Measure or the value of LIRNs.

Our business activities and those of the agents relating to the companies represented by a Market Measure or components of a Market Measure may create conflicts of interest with you.  We, the agents, and our respective affiliates, at the time of any offering of LIRNs or in the future, may engage in business with the companies represented by a Market Measure or components of a Market Measure, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors.  In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties.  We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs.  Any of these activities may affect the value of the Market Measure and, consequently, the value of your LIRNs.  None of us, the agents, or our respective affiliates makes any representation to any purchasers of the LIRNs regarding any matters whatsoever relating to the issuers of the stocks included in a Market Measure or its components.  Any prospective purchaser of the LIRNs should undertake an independent investigation of the companies included in a Market Measure and its components as in its judgment is appropriate to make an informed decision regarding an investment in the LIRNs.  The composition of those companies does not reflect any investment recommendations from us, the agents, or our respective affiliates.

Other Risk Factors Relating to the Applicable Market Measure

The applicable term sheet may set forth additional risk factors as to the Market Measure that you should review prior to purchasing LIRNs.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

Unless otherwise specified in any term sheet, we intend to use the proceeds from each offering of the LIRNs or our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland.  We may also use some or all of the proceeds from any offering to hedge our obligations under the LIRNs.  In addition, we may also invest the proceeds temporarily in short-term securities.  The net proceeds will be applied exclusively outside Switzerland unless Swiss fiscal laws allow such usage in Switzerland without triggering Swiss withholding taxes on interest payments on debt instruments.

In anticipation of the sale of LIRNs, we, the agents and/or our respective affiliates expect to enter into hedging transactions with the agents or their affiliates, involving purchases of the securities included in or linked to the Market Measure and/or listed and/or over-the-counter derivative instruments linked to the Market Measure prior to or on the pricing date.  From time to time, we, the agents, and our respective affiliates may enter into additional hedging transactions or unwind those that we or they have entered into.  In this regard, we, the agents, and our respective affiliates may:

•           acquire or dispose of the securities included in the Market Measure;

•           acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the price of the Market Measure or the components of the Market Measure; or

•           any combination of the above two.

We, the agents, and our respective affiliates may acquire a long or short position in securities similar to LIRNs from time to time and may, in our or their sole discretion, hold or resell those similar securities.  In addition, we, the agents, and our respective affiliates may take positions in other types of appropriate financial instruments that may become available in the future.  To the extent that we, the agents, and our respective affiliates have a hedge position in any Market Measure or the securities included in any Market Measure, we, the agents, and our respective affiliates may liquidate a portion of those holdings at or about the time of the maturity of any LIRNs.  Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.  Our, the agents’ or our respective affiliates’ hedging activities will not be limited to any particular exchange or market.

We, the agents, and our respective affiliates may close out our or their hedges on or before the Maturity Valuation Period.  That step may involve sales or purchases of the Market Measure or over-the-counter derivative instruments linked to the Market Measure.

The hedging activity discussed above may adversely affect the value of LIRNs from time to time.  See “Risk Factors—Our trading and hedging activities, and those of the agents, may create conflicts of interest with you” and “—Our hedging activities, and those of the agents, may affect your return on LIRNs and their value” in this product supplement for a discussion of these adverse effects.

DESCRIPTION OF LIRNs

General

Each issue of LIRNs, are part of a series of senior debt securities that we may issue under our senior indenture, dated as of March 29, 2007, as supplemented by a Second Supplemental Indenture, dated as of March 25, 2009, and may be amended from time to time, between Credit Suisse and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “senior indenture”).  This product supplement summarizes financial and other terms that apply generally to the LIRNs and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus.  These documents should be read in connection with the applicable term sheet.

The aggregate principal amount of each issue of LIRNs will be set forth in the applicable term sheet.  The LIRNs will mature on the date set forth in the applicable term sheet.

We will not pay interest on LIRNs.

Except as set forth in the applicable term sheet, LIRNs do not have a minimum payment amount at maturity.

Prior to the applicable maturity date, LIRNs are not redeemable by us or repayable at the option of any holder.  LIRNs are not subject to any sinking fund.  LIRNs are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue LIRNs in denominations of whole units, each with a specified Original Offering Price.  The CUSIP number for each issue of LIRNs will be set forth in the applicable term sheet.  You may transfer LIRNs only in whole units.

Payment at Maturity

At maturity, subject to our credit risk as issuer of LIRNs, and unless the applicable term sheet provides otherwise, you will receive a Redemption Amount per unit of LIRNs that you hold, denominated in U.S. dollars.  In no event will the Redemption Amount be less than zero.  The Redemption Amount will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If provided for in the applicable term sheet, your LIRNs may be Capped LIRNs, in which case, the Redemption Amount will not exceed a Capped Value determined on the pricing date and set forth in the applicable term sheet.

•	If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the Threshold Value, then the Redemption Amount will equal the Original Offering Price.

•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The “Threshold Value” is a value of the Market Measure that reflects a specified percentage of the Starting Value, which will be less than or equal to 100%.  The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet.  The Redemption Amount per LIRN will be less than the Original Offering Price if the Ending Value is less than the Threshold Value.  As a result, if the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for LIRNs will be less than the Original Offering Price if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value.

The “Participation Rate” represents the extent to which the upside performance of the LIRNs is affected by the upside performance of the Market Measure.  The Participation Rate may be equal to or greater than 100%.  The Participation Rate applicable to your LIRNs will be set forth in the applicable term sheet.  If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

The Starting Value and the Ending Value

Unless otherwise specified in the applicable term sheet (or as described below under “Basket Market Measures” with respect to Baskets), the following definitions will apply.

The “Starting Value” will equal the closing level of the Market Measure or a percentage of the closing level of the Market Measure on the pricing date (or on such date or dates other than the pricing date as specified in the applicable term sheet).

The “Ending Value” will be the average of the closing levels of the Market Measure on each of a certain number of calculation days, which may be one or more, during the Maturity Valuation Period.  The timing and exact number of calculation days in the Maturity Valuation Period will be set forth in the applicable term sheet.

A “calculation day” means any Market Measure Business Day (as defined below) during the Maturity Valuation Period on which a Market Disruption Event has not occurred.

The “Maturity Valuation Period” means the period shortly before the maturity date, the timing and length of which will be set forth in the applicable term sheet.

Unless otherwise specified in the applicable term sheet, a “Market Measure Business Day” means a day on which (1) the NYSE and NASDAQ, or their successors, are open for trading and (2) the Market Measure or any successor thereto is calculated and published.

If (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing level of the Market Measure for such non-calculation day, and as a result, the Ending Value, as follows:

•
The closing level of the Market Measure for the applicable non-calculation day will be deemed to be the closing level of the Market Measure for the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure for the next calculation day will also be deemed to be the closing level for the Market Measure on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further calculation days occur after a non-calculation day, then the closing level of the Market Measure for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner which it considers commercially reasonable under the circumstances; or

•
If every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Ending Value will equal the closing level of the Market Measure determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

See “—Market Disruption Events.”

Unless otherwise set forth in the applicable term sheet, if, for any Market Measure component (an “Affected Component”), (i) a Market Disruption Event occurs on a scheduled calculation day during the Maturity Valuation Period or (ii) any scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the closing level of the Market Measure component for such non-calculation day, and as a result, the Ending Value, as follows:

•	The closing level of each Market Measure component that is not an Affected Component will be its closing level on such non-calculation day.

•
The closing level of each Market Measure component that is an Affected Component for the applicable non-calculation day will be deemed to be the closing level of the Market Measure component for the next calculation day that occurs during the Maturity Valuation Period.  For example, if the first and second scheduled calculation days during the Maturity Valuation Period are non-calculation days, then the closing level of the Market Measure component for the next calculation day will also be deemed to be the closing level for the Market Measure component on the first and second scheduled calculation days during the Maturity Valuation Period.  If no further calculation days occur after a non-calculation day, then the closing level of the Market Measure component for such non-calculation day, and each following non-calculation day during the Maturity Valuation Period will be determined (or, if not determinable, estimated) by the calculation agent on the last scheduled calculation day in the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day, in a manner it considers commercially reasonable under the circumstances.

•
If every scheduled calculation day during the Maturity Valuation Period is a non-calculation day, then the Ending Value of the Affected Component will equal the closing level of the Market Measure component determined (or, if not determinable, estimated)

by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on the last scheduled calculation day during the Maturity Valuation Period, regardless of the occurrence of a Market Disruption Event on that last scheduled calculation day.

Market Disruption Events

A “Market Disruption Event” means one or more of the following events, as determined by the calculation agent:

(A)
the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the calculation agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise Market Measure or any successor market measure; and

(B)
the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)
a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)
a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)
a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)
if applicable to Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

For a further description regarding the role of the calculation agent, please see “—Role of the Calculation Agent.”

Adjustments to a Market Measure

If at any time after the applicable pricing date, a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a Basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the calculation agent, fairly represent the value of the Market Measure had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of the applicable Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted.  Accordingly, if the method of calculating a Market Measure is modified so that the value of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Market Measure in order to arrive at a value of the Market Measure as if it had not been modified.

Discontinuance of a Market Measure

If after the applicable pricing date, a Market Measure Publisher discontinues publication of a Market Measure (or otherwise fails to publish a Market Measure) to which an issue of LIRNs is linked, or one or more components of a Market Measure in the case of a Basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the calculation agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the calculation agent’s notification of that determination to the trustee and to us, the calculation agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment at Maturity.” Upon any selection by the calculation agent of a successor market measure, the calculation agent will cause written notice of the selection to be promptly furnished to the trustee, to us, and to the holders of the LIRNs.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•           the calculation agent does not select a successor market measure; or

•           the successor market measure is not published on any calculation day, as applicable,

the calculation agent will compute a substitute value for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance.  If a successor market measure is selected or the calculation agent calculates a value as a substitute for a Market Measure as described below, the successor market measure or value will be used as a substitute for that Market Measure for all purposes, including for the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the end of the Maturity Valuation Period, and the calculation agent determines that no successor market measure is available at that time, then on each day that would have been a calculation day, until the earlier to occur of:

•           the determination of the Ending Value; and

•           a determination by the calculation agent that a successor market measure is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a calculation day.  The calculation agent will make available to holders of the LIRNs information as to each such value; such information may be disseminated by means of Bloomberg, Reuters, a website, or any other means selected by the calculation agent in its reasonable discretion.

Notwithstanding these alternative arrangements, any modification or discontinuance of the publication of the specific Market Measure to which your LIRNs are linked may adversely affect trading in the LIRNs.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Components will be set forth in the applicable term sheet.  We will assign each Basket Component an Initial Component Weight so that each Basket Component represents a percentage of the Starting Value of the Basket on the applicable pricing date.  We may assign the Basket Components equal Initial Component Weights, or we may assign the Basket Components unequal Initial Component Weights.  The Initial Component Weight for each Basket Component will be set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Component

We will set a fixed factor (the “Component Ratio”) for each Basket Component, based upon the weighting of that Basket Component.  The Component Ratio for each Basket Component will be calculated on the pricing date and will equal:

•           the Initial Component Weight (expressed as a percentage) for that Basket omponent, multiplied by 100; divided by

•           the closing level of that Basket Component on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date.  The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Component in the event that Basket Component is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Component had those material changes or modifications not been made.

Unless otherwise set forth in the applicable term sheet, if a Market Disruption Event occurs on the pricing date as to any Basket Component, the calculation agent will establish the closing level of that Basket Component on the pricing date (the “Basket Component Closing Value”), and thus its Component Ratio, based on the closing level of that Basket Component on the first Market Measure Business Day following the pricing date on which no Market Disruption Event occurs with respect to that Basket Component.  In the event that a Market Disruption Event occurs with respect to that Basket Component on the pricing date and on each day to and including the second scheduled Market Measure Business Day following the pricing date, the calculation agent (not later than the close of business in New York, New York on the second scheduled Market Measure Business Day following the pricing date) will estimate the Basket Component Closing Value, and thus the applicable Component Ratio, in a manner that the calculation agent considers commercially reasonable under the circumstances.  The final term sheet will set forth the Basket Component Closing Value, a brief statement of the facts relating to the establishment of the Basket Component Closing Value (including the applicable Market Disruption Event(s)), and the applicable Component Ratio.

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Component, “Market Disruption Event” will have the meaning set forth above in “—Market Disruption Events,” provided that references to “Market Measure” will be deemed to be references to “Basket Component.”

Computation of the Basket

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on a calculation day and the Component Ratio applicable to each Basket Component.  The value of the Basket will vary based on the increase or decrease in the value of each Basket Component.  Any increase in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in an increase in the value of the Basket.  Conversely, any decrease in the value of a Basket Component (assuming no change in the value of the other Basket Component or Basket Components) will result in a decrease in the value of the Basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example 1: The hypothetical Basket Components are Index ABC and Index XYZ, each weighted equally on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00

Example 2: The hypothetical Basket Components are Index ABC, Index XYZ, and Index RST, with their initial weightings being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Component	Initial Component Weighting	Hypothetical Closing Level(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This column sets forth the hypothetical closing level of each Basket Component on the hypothetical pricing date.

(2)
The hypothetical Component Ratio equals the Initial Component Weight (expressed as a percentage) of the Basket Component multiplied by 100, and then divided by the closing level of that Basket Component on the hypothetical pricing date, with the result rounded to eight decimal places.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Ending Value, the Market Measure, the Redemption Amount, any Market Disruption Events, a successor Market Measure, Market Measure Business Days, business days, calculation days, non-calculation days, and calculations related to the discontinuance of any Market Measure.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

We may act as the calculation agent, or we may appoint MLPF&S or one of its affiliates to act as the calculation agent for LIRNs.  Alternatively, we and MLPF&S or one of its affiliates may act as joint calculation agents for LIRNs.  When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be.  We may change the calculation agent at any time without notifying you.  The identity of the calculation agent will be set forth in the applicable term sheet.

Purchases

We may at any time purchase the LIRNs, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

Upon the purchase and surrender for cancellation of any LIRNs by us or the redemption of any LIRNs, such LIRNs will be cancelled by the trustee.

Book-Entry, Delivery and Form

We will issue the LIRNs in the form of one or more fully registered global securities, or the global notes, in denominations of $10 or integral multiples of $10 greater than $10 or such other denominations specified in the applicable term sheet.  We will deposit the notes with, or on behalf of, DTC, as the depositary, and will register the notes in the name of Cede & Co.,

DTC’s nominee.  Your beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC.  Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

As long as the LIRNs are represented by the global notes, we will pay the redemption amount on the LIRNs, if any, to or as directed by DTC as the registered holder of the global notes.  Payments to DTC will be in immediately available funds by wire transfer.  DTC will credit the relevant accounts of their participants on the applicable date.

For a further description of procedures regarding global securities representing book-entry securities, we refer you to “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Book Entry System” in the accompanying prospectus and “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

Events of Default and Acceleration

If an event of default, as defined in the senior indenture, with respect to any issue of LIRNs occurs and is continuing, unless otherwise set forth in the applicable term sheet, the amount payable to a holder of LIRNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the LIRNs matured on the date of acceleration.

If a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the amount payable upon default and acceleration as described above.  In case of a default in payment of LIRNs, whether at their maturity or upon acceleration, and whether in an insolvency proceeding or otherwise, the LIRNs will not accrue any default or other interest rate.

Listing

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S and one or more of its affiliates may act as our agents for any offering of LIRNs.  The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet.  Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page S-7 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount or commission that is a percentage of the aggregate Original Offering Price of LIRNs sold through its efforts, which will be set forth in the applicable term sheet.  You must have an account with the applicable agent in order to purchase LIRNs.

None of the selling agents is your fiduciary or advisor solely as a result of the making of any offering of LIRNs, and you should not rely upon this product supplement or the term sheet as investment advice or a recommendation to purchase LIRNs.  You should make your own investment decision regarding LIRNs after consulting with your legal, tax, and other advisors.

We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.  We have also agreed to reimburse the agents for specified expenses.

MLPF&S and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of LIRNs that were made available to investors in connection with the initial distribution of LIRNs.  Secondary market investors should not, and will not be authorized to rely on these documents for information regarding Credit Suisse or for any purpose other than that described in the immediately preceding sentence.

We are offering the LIRNs for sale in those jurisdictions in the United States where it is lawful to make such offers.  The distribution of this product supplement and the accompanying prospectus supplement or prospectus and the offering of the LIRNs in some jurisdictions may be restricted by law.  If you possess this product supplement and the accompanying prospectus supplement and prospectus, you should find out about and observe these restrictions.  This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these LIRNs and are not soliciting an offer to buy these LIRNs in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of LIRNs that may be relevant to holders of LIRNs that acquire LIRNs from us as part of the original issuance.  This discussion applies only to holders that hold LIRNs as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds a LIRN as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the IRS has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of LIRNs, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of LIRNs, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN LIRNS SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN LIRNS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of LIRNs

There are no regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of LIRNs or securities with terms that are substantially the same as those of your LIRNs.  Thus, the characterization of LIRNs is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that your LIRN should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the Market Measure, that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of a LIRN, you agree to treat your LIRN for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat your LIRN as a prepaid financial contract, the balance of this discussion assumes that LIRNs will be so treated.

You should be aware that the characterization of LIRNs as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your LIRN in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that LIRNs with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your LIRN.  If LIRNs were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of LIRNs an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your LIRN, or the comparable yield.  The characterization of LIRNs as contingent payment debt instruments under these rules is likely to be adverse.  However, if LIRNs had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on its LIRN as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of LIRNs as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize LIRNs as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, LIRNs would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of LIRNs for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your LIRN for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of LIRNs that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S.

persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds LIRNs, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding LIRNs, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of LIRNs.

In accordance with the agreed-upon tax treatment described above, upon receipt of the Redemption Amount from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in its LIRN at that time.  For LIRNs with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held its LIRN for more than one year at maturity.  For LIRNs with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of its LIRN, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in its LIRN (generally its cost).  For LIRNs with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held its LIRN for more than one year at the time of disposition.  For LIRNs with a term of one year or less, such gain or loss will be short-term capital gain or loss.

LIRNs Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the LIRNs as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31,

2014, and (iii) passthru payments made after December 31, 2016.  Additionally, under the proposed regulations, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013. Thus, if you hold your LIRN through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

A holder of a LIRN that is not a U.S. Holder (a “Non-U.S. Holder”) and has no connection with the United States other than holding its LIRN will not be subject to U.S. withholding tax on payments made with respect to LIRNs, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of a LIRN by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in LIRNs should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to a 30% U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2012.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where LIRNs reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on a LIRN that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax, unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on LIRNs constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

LIRNs may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds a LIRN at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding a LIRN at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as a LIRN should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of LIRNs to recognize income in respect of their LIRNs prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of LIRNs being treated as ordinary income.  It is also possible that a Non-U.S. Holder of LIRNs could be subject to U.S. withholding tax in respect of its LIRNs under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your LIRNs (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Information Reporting and Backup Withholding

A holder of a LIRN (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of a LIRN may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LIRNs.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we, the agents, and certain of our respective subsidiaries and affiliates may be each considered a party in interest within the meaning of ERISA or a disqualified person (within the meaning of the Code) with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LIRNs are acquired by or with the assets of a Plan with respect to which we or any of our affiliates is a party in interest, unless the LIRNs are acquired under an exemption from the prohibited transaction rules.  A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the LIRNs.  Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, LIRNs may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of LIRNs will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LIRNs that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LIRNs on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

Further, any person acquiring or holding the securities on behalf of any plan or with any plan assets shall be deemed to represent on behalf of itself and such plan that (x) the plan is paying no more than, and is receiving no less than, adequate consideration within the meaning of Section 408(b)(17) of ERISA in connection with the transaction or any redemption of the securities, (y) neither Credit Suisse, MLPF&S, or any other placement agent, nor any of their affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice (as defined above) or otherwise acts in a fiduciary capacity with respect to the assets of the plan within the meaning of ERISA and (z) in making the foregoing representations and warranties, such person has applied sound business principles in determining whether fair market value will be paid, and has made such determination acting in good faith.

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA).  However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”).  The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of LIRNs have exclusive responsibility for ensuring that their purchase, holding, and disposition of LIRNs do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles.  This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion.  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing LIRNs on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.